EXHIBIT 21.1

Subsidiaries of the Registrant

Name	Ownership
Green Stream Finance, Inc. (Wyoming corporation)	100%
Green Rain Solar, LLC(Nevada limited liability company)(1)	100%

(1)	Wholly-owned subsidiary of Green Stream Finance, Inc.